Exhibit 99.1
FOR IMMEDIATE RELEASE
Contacts:

Felicia Spagnoli Media Relations Color Kinetics Incorporated 617-701-2292 fspagnoli@colorkinetics.com	Justine Alonzo Investor Relations Color Kinetics Incorporated 617-701-2272 jalonzo@colorkinetics.com
SUPER VISION SUIT DISMISSED
Court determines that Super Vision is Not the Owner of the Asserted Patent
Boston, MA — September 15, 2005 — Color Kinetics Incorporated (NASDAQ: CLRK), a pioneer in the design, marketing and licensing of intelligent solid-state lighting systems and technologies, today announced that the United States District Court for the District of Massachusetts issued an order dismissing the lawsuit filed by Super Vision International, Inc. against Color Kinetics alleging infringement of U.S. Patent No. 4,962,687 (the “High End Patent”). The Court determined that Super Vision was not the owner of the High End Patent and that it was, instead, simply a non-exclusive licensee, with no right to enforce the patent. The Court ruled that Super Vision’s suit is to be dismissed, but did not exclude the possibility that Super Vision could at some point acquire rights from the patentee that might permit it to assert a claim in the future.
As background, on March 4, 2004, Super Vision announced that it had acquired from High End Systems a patent relating to variable color lighting systems. On March 5, 2004, Super Vision filed a lawsuit in the United States District Court for the Middle District of Florida alleging that Color Kinetics had infringed the High End patent and sought damages of $10.5 million. Super Vision’s High End patent lawsuit was subsequently transferred from Florida to the federal court in Massachusetts.
Relating to the separate lawsuit pursuant to which, on August 22, 2005 the United States District Court for the District of Massachusetts granted all of Color Kinetics’ motions for summary judgment against Super Vision with respect to the validity and infringement of Color Kinetics’ patents and inequitable conduct, the issue of damages, attorneys’ fees, and an injunction remains subject to a trial at a later date.
About Color Kinetics
Color Kinetics Incorporated (NASDAQ: CLRK) is a pioneer and leading innovator of intelligent solid-state lighting — enabling light without limits. The company’s award-winning product lines apply the benefits of LEDs to transform the way light is produced, controlled and applied, advancing the adoption of cost- and energy-efficient lighting worldwide. Its systems leverage a patented layer of digital intelligence, called Chromacore®, to generate and control color and white light for use in high-performance lighting and OEM and licensing applications. More than a simple light source, Color Kinetics’ system solutions encompass the vital control, power, and other technologies that make LEDs viable for illumination — ranging from the replacement of conventional sources, to new and forward-looking uses of light. The company holds 42 patents and has over 140 patent applications pending that apply to many aspects of solid-state lighting technology. Founded in 1997, the company is headquartered in Boston, MA with offices in the UK, China, and Japan. More information can be found at <www.colorkinetics.com>.
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©2005 Color Kinetics Incorporated. All rights reserved. Chromacore, Color Kinetics, and the Color Kinetics logo are registered trademarks of Color Kinetics Incorporated. All other trademarks mentioned are the property of their respective owners.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Color Kinetics Incorporated’s business that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these statements involve risks and uncertainties, are only predictions and may differ materially from actual future events and results. For a discussion of such risks and uncertainties, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the Twelve Months Ended December 31, 2004, File Number 000-50798, and most recent 10-Q, each as filed with the Securities and Exchange Commission.